As filed with the Securities and Exchange Commission on July 12, 2007
Registration No. 333-142319

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AD.VENTURE PARTNERS, INC.
(Exact name of registrant as specified in its charter)

Delaware	6770	20-2650200
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

360 Madison Avenue, 21st Floor
New York, NY 10017
(212) 682-5357
(Address, including zip code, and telephone number, including area code, of
Registrant’s principal executive offices)

Howard S. Balter
Chief Executive Officer
Ad.Venture Partners, Inc.
360 Madison Avenue, 21st Floor
New York, NY 10017
(212) 682-5357
(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

KENNETH L. GUERNSEY GIAN-MICHELE A MARCA, ESQ. COOLEY GODWARD KRONISH LLP 101 CALIFORNIA STREET, 5TH FLOOR SAN FRANCISCO, CA 94111 (415) 693-2000	MARK SELINGER, ESQ. MCDERMOTT WILL & EMERY LLP 340 MADISON AVENUE NEW YORK, NY 10173 (212) 547-5400

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this Registration Statement and the effective time of the arrangement of 180 Connect Inc. as described in the Arrangement Agreement, dated as of March 13, 2007, included as Annex A to the proxy statement/prospectus forming a part of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Our certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B. of Article Eighth of our amended and restated certificate of incorporation provides:

“The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding or which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby.”

Article VII of our Bylaws provides for indemnification of any of our present or former directors, officers, employees or agents for certain matters in accordance with Section 145 of the DGCL.

Item 21. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

2.1	Arrangement Agreement (1)

2.2	Plan of Arrangement (1)

2.3	Support Agreement (1)

2.4	Voting and Exchange Trust Agreement (4)

2.5	Amendment to the Arrangement Agreement (4)

3.1	Amended and Restated Certificate of Incorporation (2)

3.2	By-laws (2)

4.1	Specimen Unit Certificate (2)

4.2	Specimen Common Stock Certificate (2)

4.3	Specimen Warrant Certificate (2)

4.4	Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant (2)

4.5	Purchase Option granted to Wedbush Morgan Securities Inc. (2)

4.6	Purchase Option granted to Maxim Partners LLC. (2)

5.1	Opinion of Cooley Godward Kronish LLP (4)

9.1	Form of Voting Agreement entered into between the Registrant and each of Messrs. Giacalone, Hallmen, McCarthy, Osing, Roszak and Simunovic. (1)

9.7	Form of Voting Agreement entered into between 180 Connect Inc. and each of Howard S. Baiter, Ilan M. Slasky, Lawrence J. Askowitz and Dr. Shlomo Kalish. (1)

10.1	Letter Agreement between the Registrant and Howard S. Balter (2)

10.2	Letter Agreement between the Registrant and Ilan M. Slasky (2)

10.3	Letter Agreement between Wedbush Morgan Securities Inc. and Howard S. Balter (2)

10.4	Letter Agreement between Wedbush Morgan Securities Inc. and Ilan M. Slasky (2)

10.5	Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant (2)

10.6	Registration Rights Agreement among the Registrant and each of the Initial Stockholders (2)

10.7	Warrant Purchase Agreement among Wedbush Morgan Securities Inc. and each of Howard S. Batter and Ilan M. Slasky (2)

10.8	Form of Note issued by the Registrant to each of Howard S. Salter and Ilan M. Slasky. (3)

Exhibit No.	Description

10.9	Form of Affiliate Agreement entered into between 180 Connect Inc. and each of Peter Giacalone, David Hallmen, M. Brian McCarthy, Byron Osing, Matthew Roszak and Anton Simunovic. (1)

10.10
Form of Amended and Restated Registration Rights Agreement to be entered into among the Registrant and each of Peter Giacalone, David Hallmen, M. Brian McCarthy, Byron Osing, Matthew Roszak and Anton Simunovic. (1)

10.11	Securities Purchase Agreement dated March 21, 2006 among 180 Connect Inc. and Midsummer Investment Ltd., Radcliffe SPC, Ltd., and CAMOFI Master LDC. (4)

10.12	Registration Rights Agreement dated March 21, 2006 among 180 Connect Inc. and Midsummer Investment Ltd., Radcliffe SPC, Ltd., and CAMOFI Master LDC. (4)

10.13	9.33% Convertible Debenture dated March 21, 2006 in the principal amount of $6,000,033.48. (4)

10.14	9.33% Convertible Debenture dated March 21, 2006, in the principal amount of $2,343,033.56. (4)

10.15	9.33% Convertible Debenture dated March 21, 2006, in the principal amount of $2,343,033.56. (4)

10.16	Common Stock Purchase Warrant to purchase 344,260 common shares. (4)

10.17	Common Stock Purchase Warrant to purchase 881,580 common shares. (4)

10.18	Common Stock Purchase Warrant to purchase 344,260 common shares. (4)

10.19
Security and Purchase Agreement dated July 31, 2006 among Laurus Master Fund, Ltd., 180 Connect Inc. (a Nevada Corporation), Mountain Center, Inc., JJ&V Communications Inc., Tumbleweed HS Inc., Piedmont Telecommunications Inc., 180 Digital Interiors, Inc., HD Complete, Inc., Ironwood Communications Inc., and Queens Cable Contractors, Inc. (4)

10.20	Secured Non-Convertible Revolving Note dated July 31, 2006 in the principal amount of $37,000,000. (4)

10.21	Secured Non-Convertible Term Note dated July 31, 2006 in the principal amount of $20,000,000. (4)

10.22	Overadvance Letter dated July 31, 2006. (4)

10.23	Guaranty of 180 Connect Inc. dated July 31, 2006. (4)

10.24	Guaranty of Wirecomm America, Inc. dated July 31, 2006. (4)

10.25	Stock Pledge Agreement dated July 31, 2006. among Laurus Master Fund, Ltd., 180 Connect Inc. (a Nevada corporation) and Wirecomm America, Inc. (4)

10.26	Share Pledge Agreement dated July 31, 2006, among Laurus Master Fund, Ltd., 180 Connect Inc. (a Canada corporation) and Wirecomm Systems Inc. (4)

10.27	Master Security Agreement dated July 31, 2006, among Wirecomm America, Inc., 180 Connect Inc. and Laurus Master Fund, Ltd. (4)

10.28	Canadian Master Security Agreement dated July 31, 2006, among Wirecomm Systems Inc., 180 Connect Inc. and Laurus Master Fund, Ltd. (4)

10.29	Common Stock Purchase Warrant dated July 31, 2006 to purchase 2,000,000 common shares. (4)

10.30	Amendment dated July 2, 2007 to that certain Secured Non-Convertible Revolving Note dated July 31, 2006 by and among Laurus Master Fund, Ltd., 180 Connect Inc. and other parties thereto. (4)

10.31	Common Stock Purchase Warrant dated July 2, 2007 to purchase tip to 1,000,000 common shares of 180 Connect. (4)

10.32	Letter Agreement dated July 2, 2007 by and among 180 Connect Inc., Howard S. Balter and Ilan M. Slasky. (4)

10.33	Reaffirmation and Ratification Agreement dated July 2, 2007 executed and delivered by 180 Connect Inc. and its subsidiaries. (4)

10.34	Amendment Agreement dated July 2, 2007 by and among Laurus, 180 Connect Inc. and its subsidiaries. (4)

10.35	Warrant Letter Agreement dated July 2, 2007 by and Laurus and Ad.Venture. (5)

10.36	Tri-Party Letter Agreement dated July 11, 2007 by and among Laurus, 180 Connect, Howard S. Balter and Ilan M. Slasky. (4)

10.37	Home Services Provider Agreement dated June 1, 2005 between DIRECTV, Inc. and 180 Connect. †

23.1	Consent of Eisner LLP (4)

23.2	Consent of Ernst & Young LLP (4)

Exhibit No.	Description

23.3	Consent of Cooley Godward Kronish LLP (incorporated by reference from Exhibit 5.1)

23.4	Consent of New Century Capital Partners, LLC (4)

24	Power of Attorney (incorporated by reference from the signature page of this registration statement)

99.1	Letter to SEC dated April 9, 2007 (4)

99.2	Consent of Peter Giacalone (4)

99.3	Consent of David Hallmen (4)

99.4	Consent of M. Brian McCarthy (4)

99.5	Consent of Byron Osing (4)
___________
†	Filed herewith.

(1)	Incorporated by reference to Ad.Venture Partners, Inc.’s Current Report on Form 8-K filed with the Commission on March 15, 2007.

(2)	Incorporated by reference to Ad.Venture Partners, Inc.’s Registration Statement on Form S-1 (SEC File No. 333-124141).

(3)	Incorporated by reference to Ad.Venture Partners, Inc.’s Current Report on Form 8-K filed with the Commission on January 30, 2007.

(4)	Previously filed.

(5)	Incorporated by reference to Ad.Venture Partners, Inc.’s Current Report on Form 8-K filed with Commission on June 9, 2007.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned registrant hereby undertakes that:

(1) Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) Every prospectus that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment no. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 12, 2007.

AD.VENTURE PARTNERS, INC.

By:	/s/ Howard S. Balter
Howard S. Balter Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment no. 3 to registration statement has been signed by the following persons in the capacities and on the dates indicated. This document may be executed by the signatories hereto on any number of counterparts, all of which shall constitute one and the same instrument.

Signature	Title	Date

* Howard S. Balter	Chairman and Chief Executive Officer (Principal Executive Officer)	July 12, 2007

* Ilan M. Slasky	President, Secretary and Director (Principal Financial and Accounting Officer)	July 12, 2007

* Lawrence J. Askowitz	Director	July 12, 2007

* Dr. Shlomo Kalish	Director	July 12, 2007

By: /s/ Howard S. Balter Howard S. Balter

Pursuant to Power of Attorney filed with the Registration Statement on April 24, 2007